UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________
FORM 8-K
______________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 5, 2024
KBS GROWTH & INCOME REIT, INC.
(Exact Name of Registrant as Specified in Its Charter)
______________________________________________________

Maryland	000-56050	47-2778257
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

800 Newport Center Drive, Suite 700
Newport Beach, California 92660
(Address of principal executive offices)
Registrant's telephone number, including area code: (949) 417-6500
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
The information in this Report set forth under Item 2.03 regarding the Modified Term Loan is incorporated herein by reference.
Purchase and Sale Agreement for Sale of The Offices at Greenhouse
On November 14, 2016, KBS Growth & Income REIT, Inc. (the “Company”), through an indirect wholly owned subsidiary (the “Owner”), acquired a five-story Class A office building containing 203,284 rentable square feet located on approximately 4.6 acres of land in Houston Texas (“The Offices at Greenhouse”).
The Owner entered into a purchase and sale agreement and escrow instructions (the “Sale Agreement”) for the sale of The Offices at Greenhouse to Red River Asset Management, LLC (the “Purchaser”) which became binding on the Company upon execution of the Discounted Payoff Agreement (as described below). The Purchaser is unaffiliated with the Company or its advisor. Pursuant to the Sale Agreement, the sale price for The Offices at Greenhouse is $18.3 million, subject to prorations and closing credits as provided in the Sale Agreement.
The closing is expected to occur no later than May 17, 2024. There can be no assurance that the Company will complete the sale of The Offices at Greenhouse. The Purchaser would be obligated to purchase The Offices at Greenhouse only after satisfaction of agreed upon closing conditions. In some circumstances, if the Purchaser fails to complete the acquisition, it may forfeit up to $0.8 million.
Discounted Payoff Agreement for the Modified Term Loan
In connection with the execution of the Sale Agreement, the Owner, as borrower under the Modified Term Loan, which is secured by The Offices at Greenhouse, entered into a discounted payoff agreement with JP Morgan Chase Bank, N.A. (the “Lender”), effective as of April 11, 2024 (the “Discounted Payoff Agreement”). Pursuant to the Discounted Payoff Agreement, the Owner has the option to pay off the Modified Term Loan in full and complete satisfaction of all obligations of the Owner and KBS GI REIT Properties, the guarantor under the Modified Term Loan, at a discount by paying to the Lender an amount equal to the net sales proceeds generated by the sale of The Offices at Greenhouse, plus any cash and deposit amounts currently held by the Owner and KBS GI REIT Properties pursuant to certain terms and conditions as described in the Discounted Payoff Agreement.

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT
Modified Term Loan
On April 11, 2024, the Owner entered into a fourth modification agreement with the Lender to extend the maturity date of the Modified Term Loan to May 31, 2024 (the “Fourth Modification Agreement”). If The Offices at Greenhouse sale fails to close by May 31, 2024, the Discounted Payoff Agreement will terminate and all amounts outstanding and due to the Lender of $36.0 million would remain outstanding.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS GROWTH & INCOME REIT, INC.

Dated: April 11, 2024	BY:	/s/ Jeffrey K. Waldvogel
Jeffrey K. Waldvogel
Chief Financial Officer, Treasurer and Secretary